Exhibit 10.9
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is of the type that the registrant treats as private and confidential.
Credo Technology Group
Development and Manufacturing Agreement
This Development and Manufacturing Agreement, dated as of the last signature below (the "Agreement"), is entered into by and among Credo Technology (HK) Limited (“Credo”) having its office at Unit 221 2/F, Core Building 2, Phase 1, #1 Science Park West Ave, Hong Kong Science Park, Pak Shek Kok, N.T. Hong Kong ("Credo"), and BizLink Technology, Inc., a California corporation having its office at 47211 Bayside Parkway, Fremont, CA 94538 (“BizLink” and, together, the "Parties", and each, a "Party").
WHEREAS, Credo is in the business of developing SerDes, retimers, gearboxes, muxes, and other similar integrated circuits; and
WHEREAS, Credo has developed a unique product incorporating its integrated circuits into an electronic cable product (“Active Ethernet Cables” or “AEC Products”); and
WHEREAS, BizLink is in the business of developing and manufacturing electronic cable products, including products containing integrated circuits; and
WHEREAS, Credo wishes to retain BizLink to develop and build the AEC Products, subject to the terms and conditions of this Agreement; and
WHEREAS, in consideration of the Services provided hereunder, [***] with BizLink;
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Any capitalized terms not otherwise defined in the provisions of this Agreement, have the meanings ascribed to such terms as set forth in Section 15 below.
2.Development Services
2.1.BizLink agrees to develop AEC Product shells, raw cable, and other AEC Product components mutually agreed upon by Credo and BizLink (collectively, the “Deliverables”), to the Specifications and on the schedule as provided by Credo in its reasonable discretion. BizLink shall, at the direction of Credo, (i) conduct the research, experimentation, development and implementation work as necessary to develop and deliver the Deliverables, (ii) build test units of the AEC Products (“Test Product(s)”) for testing and for sampling, (iii) verify, qualify and test the Test Products in order to ensure the suitability of the AEC Products, and (iv) otherwise complete the development activities in accordance with the Specifications and the schedule. Each Party shall bear its own expenses with respect to the development activities. The Test Products shall be Credo’s property. Under no circumstances may BizLink sell or distribute the Test Product(s) to any third party without Credo’s prior consent.
2.2.BizLink will perform the Services in accordance with the terms of this Agreement and as directed by Credo. BizLink will provide, at its own expense, a place of work and all equipment, tools, and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services and for no other purpose, Credo may, in its discretion, make its equipment or facilities available to BizLink at BizLink’s request. If BizLink uses Credo’s equipment or facilities, regardless of whether Credo grants permission to BizLink to do so, BizLink will be solely responsible for any injury or death suffered by any person (including BizLink’s employees and agents) and any damage to any property (including Credo’s property) arising from such use, regardless of whether such injury, death, or damage is claimed to be based upon the condition of such equipment or facilities or upon Credo’s negligence in permitting such use. Time is of the essence in the performance of the Services and BizLink’s other obligations under this Agreement.

2.3.BizLink will cooperate with reasonable requests by Credo to monitor the Services in order to verify that such Services are being performed in accordance with this Agreement and in a timely and satisfactory manner. BizLink will use its best commercial efforts to facilitate any such monitoring, including providing access to BizLink’s employees, agents, equipment, and facilities. Documents and materials under Bizlink’s control which are related to the Deliverables, Test Products, Services, or otherwise related to BizLink’s performance under this Agreement are subject to inspection by Credo at any time with two (2) days’ notice.
2.4.Credo and BizLink shall each designate a qualified representative to act as project coordinator to be responsible for supervising and coordinating the implementation of the development activities hereunder. The coordinators shall meet periodically at mutually acceptable times and locations, or make contact via telephone, to discuss Credo’s and BizLink’s progress on the development activities.
2.5.Upon receipt of a Deliverable or any Developed Technology, Credo shall have thirty (30) days from the date of receipt (“Acceptance Period”) in which to test and evaluate the Deliverable or Developed Technology and determine whether it is free from errors and defects and conforms to any applicable Specifications for such Deliverable or Developed Technology. Before the end of the Acceptance Period, Credo shall provide BizLink with a written notice of acceptance of the Deliverable or Developed Technology or a notice of rejection that specifies in reasonable detail the errors, defects or nonconformance(s) originating from BizLink or any BizLink supplier, contractor, or vendor (excluding Credo) that are the basis for the rejection. If BizLink does not receive such a notice of acceptance or rejection during the Acceptance Period, the Deliverable or Developed Technology shall be deemed to be rejected. If BizLink receives a notice of rejection during the Acceptance Period, BizLink shall, during the period of thirty (30) days from the date of receipt of the rejection notice, correct any errors, defects or nonconformance(s) specified in the rejection notice and to deliver the corrected Deliverable or Developed Technology to Credo. The process set forth in this [Section 2.5] shall continue until the Deliverable or Developed Technology is accepted, provided that if a third Acceptance Period expires without Credo’s written acceptance, it shall be a breach of the Agreement and Credo may terminate the Agreement without liability and without prejudice to its rights under the Agreement, or at law or equity.
2.6.Credo shall be entitled to make additions, deletions, amendments or other modifications or changes to any development (collectively, “Changes”) at any time during the Term by submitting a change order (“Change Order”) to BizLink. In addition, BizLink shall be entitled to propose Changes at any time during the Term by submitting a Change Order to Credo; provided that Credo will have the right to accept or reject any Change Order proposed by BizLink in its sole discretion. No Change may be made unless and until documented in a Change Order which has been approved in advance by Credo, and no approved Change shall be effective prior to the date approved by Credo in writing. Change Orders do not constitute amendments to the terms and conditions of this Agreement. BizLink acknowledges and agrees that it shall promptly implement any and all Changes specified in any such approved Change Order submitted or approved by Credo.
2.7.BizLink will not subcontract or otherwise delegate any of its obligations under this Agreement without Credo’s express prior written consent on a case-by-case basis. If Credo provides such consent, then before allowing any subcontractor to begin performing services, BizLink will enter into a binding written agreement with such subcontractor that protects Credo’s rights and interests to at least the same degree as this Agreement. BizLink will be responsible for the direction and coordination of the services of each subcontractor. Use of a subcontractor shall not relieve BizLink of any responsibility or obligation under this Agreement, and BizLink shall be directly liable to Credo for the conduct of BizLink’s subcontractors. Credo will have no obligation to pay any subcontractor.
3.Manufacturing Services
3.1.BizLink agrees to manufacture the AEC Products exclusively for Credo and such third parties as Credo may from time to time designate, in writing, (each an “Authorized Distributor”), and in conformance with this Agreement and the Specifications. BizLink further agrees to use commercially reasonable efforts to coordinate with Credo and its Authorized Distributors to ensure the timely development and manufacture of AEC Products in accordance with the Forecast, and shall sell and deliver AEC Products to Credo or its Authorized Distributors (as applicable) after assembly. All AEC Products shall be conspicuously branded as Credo cables, unless otherwise approved in writing by Credo.

3.2.AEC Products manufactured by BizLink will be free from errors and defects including in material and workmanship and will meet the Specifications and Credo’s quality requirements. BizLink will test all AEC Products, including such tests as Credo may reasonably prescribe from time to time, to ensure that they comply with the Specifications, Credo’s quality requirements, and are free from errors and defects including in material and workmanship. Credo may inspect and test all AEC Products at any time prior to shipment to confirm compliance with these obligations. BizLink shall reasonably cooperate with such inspection, including providing test data and other information to Credo. If any inspection or test is performed on BizLink’s premises, BizLink shall provide reasonable facilities and assistance for the safety and convenience of Credo’s inspectors in such manner as not unreasonably to hinder or delay the performance thereof.
3.2.1.In the event that more than [***] of the AEC Products in any Manufacturing Order Lot fail to meet any of the requirements set forth in Section 3.2 above (an “Epidemic Failure”), then in addition to and not in lieu or limitation of any of Credo’s other rights or remedies under this Agreement or at law or in equity, BizLink will prepare and deliver to Credo within 7 (seven) days of discovery of the Epidemic Failure a corrective action plan that addresses such failure for Credo’s review and prior written approval. If (i) BizLink fails to provide a corrective action plan within 7 (seven) days of discovery of the Epidemic Failure, (ii) BizLink provides a corrective action plan within such seven-day period but Credo does not approve such plan (based on reasonable grounds), (iii) BizLink fails to implement any approved corrective action plan within the timing specified in such corrective action plan or, if no timing is specified therein, within a reasonable period of time following approval by Credo or (iv) two or more Epidemic Failure events occur within any rolling 12 month period then, in addition to and not in lieu or limitation of any other rights and remedies under this Agreement or at law or in equity, Credo may terminate this Agreement immediately upon written notice and without providing BizLink with a further opportunity to cure such failure and without cost or penalty to Credo solely as a result of such termination.
3.2.2.Unless otherwise specified in writing by Credo, all defective AEC Products which cannot be repaired economically shall be scrapped and destroyed at BizLink’s sole cost and expense. For the avoidance of doubt, and without limiting the generality of the foregoing, no defective AEC Product or any component thereof may be sold, distributed, or otherwise transferred to any third party. Credo shall have the right, from time-to-time, to review (x) BizLink’s security and scrap destruction procedures and (y) BizLink’s compliance with such procedures.
3.3.Credo will provide BizLink a six (6) month finished goods forecast (“Forecast”) on a rolling monthly basis. BizLink agrees to use commercially reasonable efforts to purchase raw materials sufficient to meet this Forecast and provide Credo with monthly reporting on inventory quantities. After mitigating efforts by BizLink, Credo will be responsible for payment of materials procured by BizLink in accordance with a Forecast that are not consumed within six (6) months of the date the relevant Forecasted AEC Products were forecasted to be delivered.
3.4.BizLink shall make no change to the design or manufacturing process of any AEC Products (or components thereof) without Credo’s prior written consent, which may be granted or withheld in its sole discretion.
4.Payment Terms.
4.1.Following acceptance of AEC Products under Section 2.5, BizLink may invoice [***]. The amount payable to BizLink shall [***].
4.2.If BizLink refers new customers to Credo, and the new customer purchases AEC Products, Credo agrees to negotiate in good faith reasonable compensation (“Referral Compensation”) to be paid to BizLink. For the avoidance of doubt, qualifying new customers and determining the amount of the Referral Compensation will be at Credo’s sole discretion.
5.Compliance with Laws.
5.1.Each party will at all times comply with all applicable laws and regulations in performing its obligations hereunder. Without limiting the generality of the foregoing:

5.1.1.Required Permits. Each party will at its own expense, make, obtain and maintain in force at all times during the term of this Agreement, all reports, licenses, permits and authorizations required to perform its obligations under this Agreement and in the Territory. Each party will provide proof of such reports, licenses, permits and authorizations to the other party upon request.
5.1.2.Export Controls. Each party will comply with, and obtain all licenses and approvals required under, all applicable export and import control laws and regulations in its use, of the Credo Technology including regulations of the United States Bureau of Industry and Security and other applicable agencies. BizLink acknowledges that the Credo Technology and technical data delivered under this Agreement are subject to U.S. and foreign export control laws, including the U.S. Bureau of Export Administration regulations, as may be amended, and each party hereby agrees to comply strictly with all such laws and regulations. BizLink will ensure that the Credo Technology is not used in a manner that is contrary to the laws and regulations of any country having jurisdiction including the United States. Without limiting the generality of the foregoing, BizLink agrees that it does not intend to nor will it, directly or indirectly, engage in any export or re-export (i) to any prohibited destination under U.S. export restrictions, or to any national of any such country, wherever located, (ii) to any entity or individual who BizLink knows or has reason to know is engaging in the design, development or production of nuclear, chemical or biological weapons, or missile technology if a license to such entity would be in violation of any law, or (iii) to any entity or individual who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government, including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Bureau of Industry and Security.
5.1.3.Anti-Corruption Laws. Each party will comply and remain in compliance with all applicable domestic and foreign anti-bribery and anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act, the Anti-Unfair Competition Law of the PRC  and the Prevention of Corruption Act of Singapore, the UK Bribery Act, and all other applicable laws in the Territory prohibiting a party, and, if applicable, its officers, employees, agents and others working on its behalf, from taking actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, offers of employment and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) or any other person; while knowing or having a reasonable belief that all or some portion will be used for the purpose of rewarding or: (1) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (2) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, (3) inducing any person to use his or her influence to improperly affect any act or decision of their employer, or (4) securing an improper advantage; in order to obtain, retain, or direct business. Without limiting the foregoing, each party represents and warrants that it will not use any payment or other benefit derived from the other party or this Agreement, or from any End Users to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement.
6.Licenses; Intellectual Property Rights; Ownership
6.1.Credo Technology. Credo retains all right, title, and interest, in and to the Credo Trademarks, Credo Technology and the Developed Technology, and any and all Intellectual Property Rights thereto (collectively, “Credo Property”).
6.1.1.Subject to the terms and conditions of this Agreement, Credo grants to BizLink, and BizLink accepts, a (a) worldwide, non-exclusive, non-transferable, non-sublicensable, limited license during the Term, to use Credo Technology solely for the purpose of (i) BizLink’s internal development of the Deliverables, and (ii) to make and manufacture the AEC Products (including the Deliverables) solely for Credo and its licensed distributors; and (b) non-exclusive authorization to use the Credo trademarks solely in connection with BizLink’s manufacture of the AEC Products, in compliance with Credo’s then-current trademark guidelines. BizLink agrees to promptly correct any products, packaging and/or labeling that incorrectly represents any Credo Trademarks following Credo’s notice to BizLink of any incorrect use.
6.1.2.BizLink shall not, and shall not permit any third party to (a) license, sell, rent, lease, transfer, assign, distribute, host, outsource, disclose or otherwise commercially exploit the Credo Technology or make the Credo Technology available to any third party other than as expressly permitted by this Agreement; (b) modify, make derivative works of, disassemble, reverse compile or reverse engineer any part of the Credo Technology; (c) access the Credo Technology for any reason unrelated to BizLink’s performance under this Agreement; and (d) except as expressly stated herein, no part of the Credo Technology may be copied, reproduced, distributed, republished, downloaded, displayed, posted or transmitted in any form or by any means, including electronic, mechanical, photocopying, recording or other means. If the limitations set forth in this Section 6.1.2 conflict with applicable laws or regulations, BizLink agrees that it will 1) provide thirty (30) days prior written notice to Credo of its intent not to comply with the terms of this section, including reasonably detailed information describing i) the provisions of this section BizLink intends to disregard, and ii) the legal authority supporting its intent; 2) before taking any action not in compliance with this section, deliver a written request to Credo for the information to be sought through such action; and 3) ensure that Credo personnel are present for each instance where a provision of this section is disregarded, unless waived in writing by Credo.
6.1.3.BizLink shall immediately notify Credo in writing as soon as it becomes aware of any breach of this Agreement or any misuse of the Credo Technology or otherwise knows of a potential infringement of or by the Credo Technology or any of Credo's Intellectual Property Rights, or a conflict with any of the foregoing, and shall fully cooperate with Credo in any investigation and resolution thereof, and shall provide information and assistance to Credo as Credo deems necessary in order to protect the Intellectual Property Rights of Credo. BizLink agrees not to take any action inconsistent with such ownership and to cooperate, at Credo’s request and expense, in any action (including the conduct of legal proceedings), which Credo deems necessary or desirable to establish or preserve Credo’s or its licensors’ rights in and to the Credo Property. BizLink will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the Credo Trademarks or in such a way as to create combination marks with the Credo Trademarks.
6.1.4.To the extent BizLink sends or transmits any communications, comments, questions, suggestions, or related materials to Credo, whether by letter, e-mail, telephone, or otherwise, whether originating from BizLink or any of its employees, contractors, agents or subcontractors, suggesting or recommending changes to any Credo Technology (or any part or component thereof), including, without limitation, new features or functionality relating thereto, but excluding feedback related to BizLink Technology (collectively, “Feedback”), BizLink hereby assigns and agrees to assign all of BizLink’s right, title and interest in and to such Feedback to Credo. BizLink agrees and understands that Credo is not obligated to use, display, reproduce, or distribute any such ideas, know-how, concepts, or techniques contained in the Feedback, but may use such Feedback in any manner in its sole discretion.
6.2.BizLink Technology. Subject to Credo’s rights in and to Credo Property, BizLink shall own all right, title and interest in and to the BizLink Technology, and any and all Intellectual Property Rights thereto. To the extent that BizLink Technology is incorporated into or used with the Developed Technology, BizLink unconditionally grants to Credo a nonexclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all Intellectual Property Rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the BizLink Technology, (ii) to use, improve, modify, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from BizLink Technology, and (iii) to exercise any and all other present or future rights in the BizLink Technology.
7.Confidentiality
7.1.For purposes of this Agreement, “Confidential Information” of a Party means information or materials disclosed or otherwise provided by such Party (“Disclosing Party”) to another party (“Receiving

Party”) that are marked or otherwise identified as confidential or proprietary or provided under circumstances indicating that such information and materials are confidential or proprietary. Confidential Information does not include that which (a) is already in the Receiving Party’s possession at the time of disclosure to the Receiving Party, (b) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party, (c) is obtained by the Receiving Party from an unrelated third party without a duty of confidentiality, or (d) is independently developed by the Receiving Party. Without limitation of the generality of, and notwithstanding the exclusions described in, the foregoing, Confidential Information of Credo includes the Developed Technology, Credo Technology, and any proprietary non-public information regarding the Credo Chips, AEC Products and Documentation, including any portion thereof, modifications and derivatives thereof, and information or materials derived therefrom, as well as pricing, customer lists, business plans, and forecasts.
7.2.The Receiving Party shall not use Confidential Information of the Disclosing Party for any purpose other than in furtherance of this Agreement and the activities described herein. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any third parties except as otherwise permitted hereunder. The Receiving Party may disclose Confidential Information of the Disclosing Party only to those of its employees, and those employees of its affiliates, who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less strict than those required by this Agreement. The Receiving Party shall maintain Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Any copies of the Disclosing Party’s Confidential Information shall be identified as belonging to the Disclosing Party and prominently marked “Confidential.” Each Party shall advise the other Parties in writing of any misappropriation or misuse of Confidential Information of the other Parties of which the notifying Party becomes aware. Further, BizLink shall not, and shall not permit any third party to, disassemble, decompile or otherwise reverse engineer or attempt to derive the source code of any aspect of Credo’s Confidential Information except to the extent permitted under applicable law, and then only under the conditions set forth in the final sentence of Section 6.1.2, above, mutatis mutandis.
7.3.This Agreement shall not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party shall promptly notify the Disclosing Party to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order).
7.4.Upon the expiration or earlier termination of this Agreement, each Party (as Receiving Party) shall immediately return to the Disclosing Party all Confidential Information of the Disclosing Party embodied in tangible (including electronic) form, or certify in writing to the Disclosing Party that all such Confidential Information has been destroyed.
7.5.Each Party agrees to keep the terms and conditions of this Agreement confidential; provided that each Party may disclose the terms and conditions of this Agreement: (a) as required by judicial order or other legal obligation, provided that, in such event, the Party subject to such obligation shall promptly notify the other Parties to allow intervention (and shall cooperate with the other Parties) to contest or minimize the scope of the disclosure (including application for a protective order); (b) as required by the applicable securities laws, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder; (c) in confidence, to legal counsel; (d) in confidence, to accountants, banks and financing sources and their advisors; and (e) in confidence, in connection with the enforcement of this Agreement or any rights hereunder.
8.Term; Termination.
8.1.The term of this Agreement commences on the date of last signature below, and continues for a period of three (3) years, unless it is earlier terminated pursuant to the terms of this Agreement or applicable law (the "Initial Term").

8.2.Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one (1) year terms unless any Party provides written notice of non-renewal at least one hundred and eighty (180) days prior to the end of the then-current term (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable law. The terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event that any Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.
8.3.Each Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party, if the other Party materially breaches any provision of this Agreement and does not cure such breach within such thirty (30) day period.
8.4.Credo may terminate this Agreement immediately upon written notice to BizLink if BizLink challenges the validity of Credo or its licensors’ ownership of any Credo Trademark or other Intellectual Property Right of Credo or its affiliates in any legal process or before any regulatory agency.
8.5.This Agreement shall terminate automatically upon notice from any Party following: (a) the institution by or against another Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party’s debts, provided that termination shall not be effective in the event of an involuntary proceeding against such Party if such proceeding is dismissed within ninety (90) days after the filing thereof; (b) another Party’s making a general assignment for the benefit of its creditors; (c) another Party’s dissolution; or (d) another Party’s cessation of business for a period of ninety (90) days or more.
8.6.[RESERVED]
8.7.Upon the expiration or earlier termination of this Agreement, except as expressly set forth in this Agreement, all rights and licenses granted pursuant to this Agreement shall terminate, and each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, but not any obligations or liabilities arising prior to termination, as well as Sections 1, 5, 6.1.1, 6.1.3, 6.1.4, 6.1.5, 6.2, 7, 8.7, 9.2, 10, 11, 12, 13, 14 and 15 shall survive. The termination of this Agreement shall be without prejudice to the rights of either party to payment or other claims due or accrued up to the termination of this Agreement.
9.Representations and Warranties; Disclaimer
9.1.Each Party represents and warranties to all other Parties that:
9.1.1.it is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
9.1.2.it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;
9.1.3.it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
9.1.4.the execution of this Agreement by the representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement to the other Parties, have been duly authorized by all necessary corporate action;
9.1.5.this Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Parties) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity; and
9.1.6.it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable laws to conduct its business generally and to perform its obligations under this Agreement.
9.2.[***]
10.Limitation of Liability
10.1.[***]
10.2.[***]
10.3.[***]
10.4.[***]
11.Indemnity
11.1.BizLink will, at its own expense, indemnify, defend, and hold harmless Credo, and its affiliates, directors, employees, and agents, from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Claims”) brought by third parties (including any End User) resulting from or relating to: (a) any breach by BizLink of its obligations, duties, or responsibilities under this Agreement, including, without limitation any breach of Section 3.2; (b) epidemic failures of the AEC Products pursuant to Section 3.2.1; (c) any failure of BizLink to develop, manufacture, test, assemble, package, store, ship and deliver the Deliverables and AEC Products in accordance with the Specifications, (d) any defects in any Deliverables and/or AEC Products, (e) allegations that the Deliverables and/or AEC Products infringe any patent, trademark, copyright, trade secret or other right of any third party (except to the extent such infringement is based on or arises as a result of the Specifications or any Credo Trademarks); (f) any gross negligence, willful misconduct or fraudulent misrepresentation of BizLink or its, employees, contractors, or agents; (g) BizLink’s failure to fully conform to all laws, ordinances, rules and regulations with respect to the manufacture and supply of the Deliverables and/or AEC Products or violation of any other applicable laws, ordinances, rules and regulations; and/or (h) BizLink’s or its employees, contractors, or agents gross negligence, willful misconduct, or fraudulent misrepresentation.
11.2.Credo will, at its own expense, indemnify, defend, and hold harmless BizLink and its affiliates, and its directors, employees, and agents, from and against any Claims brought by a third party based on or arising out of (a) any infringement or misappropriation by any Credo Technology of any patents, copyrights or trade secrets of any such third party recognized under the laws of the Territory, or any infringement by any Credo Trademarks of any trademarks of such third party recognized under the laws of the Territory; (b) Credo’s or its agents gross negligence, willful misconduct, or fraudulent misrepresentation; (c) Credo’s violation of any applicable laws, ordinances, rules and regulations; and (d) any defects in Credo Chips and related software. Without limiting the foregoing, in the event any Credo Technology becomes the subject of any infringement or misappropriation claim, Credo reserves the right: (a) at its option, to modify or replace the infringing elements of that Credo Technology so that such Credo Technology becomes non-infringing or (b) if the options in clause (a) hereof are not commercially reasonable, as determined in Credo’s sole discretion, to terminate this Agreement. Notwithstanding the foregoing, Credo will have no obligation under this Section or otherwise with respect to any infringement or misappropriation claim: (i) based upon any modification of the Credo Technology (or any component thereof) by any person other than Credo, (ii) based upon the use, operation, or combination of the Credo Technology with software programs, data, equipment, materials or business processes not provided by Credo, (iii) based on Background Technology, or (iv) based upon any use of the Credo Technology other than as expressly authorized herein. The obligations set forth in this Section 11.2 shall be BizLink’s sole and exclusive remedy and Credo’s sole and exclusive obligation with respect to any claim of intellectual property infringement.

11.3.The foregoing obligations are conditioned on the party to be indemnified by the other party pursuant to Section 11.1 or 11.2, as applicable, promptly notifying the party obligated to indemnify the other party pursuant to Section 11.1 or 11.2, as applicable, in writing of any Claim asserted against the indemnified party, giving the indemnifying party sole control of the defense thereof and any related settlement negotiations, and, at the indemnifying party’s reasonable request and expense, cooperating and assisting in such defense.  The indemnified party shall promptly deliver to the indemnifying party the original or a true copy of any summons or other process, pleading, or notice issued or served in any suit or other proceeding to assert or enforce any such Claim.  Under no circumstances shall the indemnifying party enter into any settlement that involves an admission of liability, negligence or other culpability of the indemnified party or requires the indemnified party to contribute to any settlement without the indemnified party’s prior written consent. The indemnified party may participate and retain its own counsel at its own expense.
12.Notices
12.1.All notices required hereunder shall be in writing and shall be sent by (a) air mail (first class), (b) internationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, (c) facsimile, subject to confirmation via air mail or internationally recognized courier service, or (d) electronic mail, subject to confirmation via air mail or internationally recognized courier service, and shall be addressed to the parties at their addresses set forth below or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notices shall be deemed to have been served when delivered or, if delivery is not performed as a result of the addressee’s fault, when tendered.

Credo	BizLink
1600 Technology Drive San Jose, CA 95110 USA Attn: General Counsel legalnotices@credosemi.com	47211 Bayside Parkway, Fremont, CA 94538 Attn: Legal Office legal@bizlinktech.com
13.Governing Law; Dispute Resolution
13.1.This Agreement, including all exhibits, schedules, attachments and appendices, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.
13.2.Any and all disputes of every kind, arising out of or related to this Agreement, including all exhibits, schedules, attachments and appendices hereto (whether contractual or noncontractual) shall be subject to final, binding and confidential arbitration under the United Nations Commission on International Trade and Law (UNCITRAL) Arbitration Rules in force as of the date such dispute is referred for arbitration (the “Rules”). The parties shall appoint a single arbitrator by mutual agreement. To the extent there is any conflict between the provisions set forth in this Section and the Rules or any procedural or other rules issued by the arbitrator, this Section will control. The place of the arbitration shall be Santa Clara County, California, U.S.A., unless otherwise mutually agreed by the parties in writing; provided that, the arbitration may be conducted by video conference, telephone, or other telecommunication means. Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. The arbitral proceedings, and all pleadings and written evidence will be in the English language. Any written evidence originally in a language other than English will be submitted in English translation accompanied by the original or true copy. The English language version will control. The arbitration proceedings and any information and materials furnished during the arbitration shall be treated as confidential. The arbitrator shall not have the power to award damages except to the extent specifically permitted by this Agreement. Any judgment on the award rendered by the arbitrator shall be binding, final, and confidential, and may be entered in any court of competent jurisdiction, and each of the parties irrevocably submits to the jurisdiction of such court for confirmation or recognition or enforcement of any award rendered by the arbitral tribunal in accordance with, inter alia, the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. In the event of a legal suit, action or proceeding regarding a matter which is determined to be subject to arbitration under this Agreement, the party which obtains the determination that the matter is subject to arbitration shall be entitled to an award of its costs and reasonable attorney’s fees in such legal suit, action or proceeding.
13.3.If either Party challenges the right of the other Party to obtain arbitration of a dispute between them, or otherwise seeks to file a court action notwithstanding the agreement of the Parties to arbitrate disputes, any such legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced solely in the courts located in the Northern District of California or the courts of the State of California sitting in Santa Clara County, and each Party irrevocably and unconditionally submits to the exclusive jurisdiction, exclusive venue, personal jurisdiction, and application of the rules of such courts in any such suit, action or proceeding, and waives any right to claims of inconvenient forum or any similar claim. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
13.4.Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in any court with competent jurisdiction, without the posting of any bond or other undertaking, to prevent immediate harm arising from any violation or threat of violation, of a party’s rights regarding Confidential Information or Intellectual Property Rights, pending arbitration of any remaining claims. In addition, nothing herein shall prevent either party from filing a claim against the other party in litigation brought by a third party against the other party, or both of them.
14.Miscellaneous
14.1.The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) to exclusively govern and control each of the Parties' respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limiting the generality of the foregoing, any additional, contrary or different terms contained in any purchase order or other request or communication by any Party, any attempt to modify, supersede, supplement or otherwise alter this Agreement, is expressly rejected, and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by an authorized representative of each Party against whom such term is sought to be enforced.
14.2.The relationship between the Parties is that of independent contractors. No Party has authority to act for and/or to bind any other Party in any way, or to represent that any other Party is in any way responsible for the acts of such Party. This Agreement does not establish a joint venture, agency or partnership between the Parties, nor does it create an employer/ employee relationship.
14.3.No Party may assign, sublicense, transfer or otherwise convey this Agreement or any of its rights hereunder to any third party, nor delegate any of its obligations hereunder to any third party, unless the written consent of each other Party shall first have been obtained, provided that any Party may assign or transfer this Agreement in whole (but not in part) as part of a merger, acquisition, sale of all or substantially all of such Party’s assets, or other similar change of control, with sixty (60) days prior written notice to each other Party. Notwithstanding the foregoing, BizLink acknowledges and agrees that some or all of the services provided by Credo may be performed by Credo’s affiliates and authorized contractors, provided that Credo alone shall be liable to BizLink for any such performance in accordance with the terms of this Agreement. Any attempted or purported assignment, sublicense, transfer, conveyance or delegation in violation of this [Section 14.3] shall be void and a breach of this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
14.4.Except for the obligation to pay money, no Party shall be liable to another Party for any failure or delay in performance caused by any acts of God or other natural disasters or by other reasons beyond such Party’s reasonable control.

14.5.No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.
14.6.In the event that any provision of this Agreement (or any portion hereof) is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such provision (or part thereof) shall be enforced to the extent possible consistent with the stated intention of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.
14.7.No provisions of this Agreement, whether express or implied, are intended or shall be construed to confer upon or give to any person or entity other than the specific Parties hereto any rights, remedies or other benefits under or by reason of this Agreement.
14.8.The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References to and the use of the word “include” and its derivatives (such as “including” and “includes”) means “include without limitation.” Unless otherwise specified, references to and the use of the word “days” means calendar days, “weeks” means calendar weeks, “months” means calendar months, “quarters” means calendar quarters, and “years” means calendar years. A reference to any legislation or to any provision of any legislation shall include any modification, amendment and re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation. The official text of this Agreement (and any Exhibit, appendix and/or attachment hereto, or any notice submitted hereunder) will be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference will be made only to this Agreement as written in English and not to any translation into another language. The parties acknowledge that they require that this Agreement be drawn up in the English language only.
14.9.This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any of the Parties.
14.10.This Agreement, including all Exhibits hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings between the parties, and any representations and warranties, both oral and written. In entering into the Agreement, the parties have not relied on any statement, representation, warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to the Agreement or not) other than as expressly set out in the Agreement. Each party irrevocably and unconditionally waives all claims, rights and remedies which but for this clause it might otherwise have had in relation to any of the foregoing.
14.11.This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. The Agreement is not effective until each party has executed at least one counterpart. At any time during the term of this Agreement each of the parties shall, at the request of any other party, execute or cause to be executed all documents and do or cause to be done all further acts and things as that other party so requiring may reasonably require to give full effect to the terms of this Agreement.
15.Definitions
15.1.“ASP” means Average Sales Price. [***]
15.2.“Background Technology” means Technology that a Party has created, developed, or acquired (a) prior to the effective date of this Agreement, or (b) entirely independently of its activities under this Agreement and without any reference to any information, data or materials of the other Party.

15.3.“Credo Chip” means those integrated circuit devices manufactured by or on behalf of Credo which are listed on Exhibit A hereto.
15.4.“Credo Trademarks” means trademarks of Credo and/or its affiliates used in connection with the Credo Chips, AEC Products, and Documentation, and such other trademarks as Credo may, from time to time, authorize BizLink from time to time.
15.5.“Credo Technology” means (a) Credo’s Background Technology, (b) the Specifications, (c) the Credo Chips, AEC Products, and Documentation, (e) Feedback and (f) any and all modifications, updates, improvements or enhancements to the foregoing items described in clause (a) – (c).
15.6.“Developed Technology” means (a) the Deliverables, and (b) any Technology that is created by BizLink in connection with the performance of the Services hereunder or pursuant to the Letter of Intent.
15.7.“Documentation” means the user manuals and documentation, in written and/or electronic form, made available by Credo for the Credo Chips and/or AEC Products.
15.8.“BizLink Technology” means BizLink’s Background Technology.
15.9.“Intellectual Property Rights” means any and all tangible and intangible rights in or to: (i) Technology, (ii) works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and mask works, and all derivative works thereof, (iii) trademark and trade name rights and similar rights, (iv) trade secrets, (v) patents, designs, algorithms and other industrial property rights, (vi) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vii) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
15.10.“Letter of Intent” means that certain Letter of Intent between Credo and BizLink dated March 26, 2020.
15.11.“Manufacturing Order Lot” an individual shipment of AEC Products.
15.12.“Services” means the services to be performed or actually performed by BizLink under this Agreement.
15.13.“Specifications” means the feature and functionality requirements and other specifications provided by Credo to BizLink for the AEC Products.
15.14.“Technology” means any and all ideas, concepts, inventions, designs, discoveries, developments, drawings, notes, documents, descriptions, data, databases, database structures, schematics, specifications, technical information, know-how, techniques, procedures, processes, methods, samples, models, prototypes, products, modifications, mask works, hardware, software (including, but not limited to, firmware or software in the form of source code, object code, byte code, or other format), other copyrightable subject matter, and any other information or technology, whether in written, electronic, graphic or any other form.

[Intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Credo and BizLink have executed this Agreement as of the Effective Date.

CREDO:		BIZLINK:
Credo Technology (HK) Limited		BizLink Technology, Inc.

By:	/s/ William Brennan	By:	/s/ Annie Kuo

Name:	William Brennan	Name:	Annie Kuo

Its:	CEO	Its:	President

Date:	10/23/2020	Date:	Oct. 20, 2020

EXHIBIT A
CREDO CHIPS